Exhibit (a)(1)(v)

COMPUCREDIT HOLDINGS CORPORATION
Pursuant to the Offer to Purchase for Cash
Up to $160,000,000 Aggregate Principal Amount of its Outstanding
3.625% Convertible Senior Notes due 2025
and
5.875% Convertible Senior Notes due 2035

THE OFFERS AND
WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON
FEBRUARY 25, 2010, UNLESS
THE OFFERS ARE EXTENDED.

To Our Clients:	January 28, 2010

Enclosed for your consideration is an Offer to Purchase, dated January 28, 2010 (the “Offer to Purchase”), and a form of the related Letter of Transmittal in connection with the offers by CompuCredit Holdings Corporation, a Georgia corporation (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, up to $160 million aggregate principal amount (the “Tender Cap”) of its outstanding 3.625% Convertible Senior Notes due 2025 (the “2025 Notes”) and its outstanding 5.875% Convertible Senior Notes due 2035 (the “2035 Notes” and, together with the 2025 Notes, the “Notes”).  The Offer to Purchase consists of two separate offers (together, the “Offers”), with one offer to purchase up to $160.0 million aggregate principal amount of the 2025 Notes and a second offer to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes. The Company will offer to purchase the 2025 Notes pursuant to the Offer to Purchase at a purchase price (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount of such Notes, and the 2035 Notes pursuant to the Offer to Purchase at a purchase price (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount of such Notes, in each case at prices determined by the “Modified Dutch Auction” procedure described below.  In each case, no tenders will be accepted outside the indicated ranges.  Tendering holders of Notes (“Holders”) that are accepted for payment also will receive accrued and unpaid interest on such Notes from the last interest payment date to, but excluding, the date on which such Notes are purchased. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase. The description of the Offers in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offers set forth in the Offer to Purchase and the Letter of Transmittal.

The Offers are conditioned upon at least $80.0 million in aggregate principal amount of 2025 Notes (representing 34.7% of the par value of the outstanding 2025 Notes) being validly tendered within the indicated range for the 2025 Notes and not validly withdrawn (the “Minimum Tender Condition”) and the other general conditions to the Offers set forth in the Offer to Purchase under the heading “The Offers – Conditions to the Offers.”  If the Minimum Tender Condition or any of the other general conditions to the Offers are not satisfied or waived by the Company on or prior to the Expiration Date, the Company will not be obligated to accept for purchase or to pay for any of the Notes, and any Notes that were previously tendered pursuant to the Offer to Purchase will be promptly returned to the tendering Holders.  See “The Offers – Conditions to the Offers” in the Offer to Purchase.

Under the “Modified Dutch Auction” procedure, the Company will determine a single price that it will pay per $1,000 principal amount for 2025 Notes validly tendered and not properly withdrawn and a single price, if any, that it will pay per $1,000 principal amount for 2035 Notes validly tendered and not properly withdrawn, in each case, taking into account the total amount of the respective Notes tendered and the prices specified by tendering Holders. With respect to the 2025 Notes, the Company will select the lowest purchase price that will allow it to purchase up to $160.0 million aggregate principal amount of the 2025 Notes or such lesser amount of such 2025 Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, the “2025 Notes Purchase Price”). With respect to the 2035 Notes, the Company will select the lowest purchase price that will allow it to purchase the 2035 Notes in an aggregate principal amount up to the amount of the Tender Cap remaining (if any) for the purchase of the 2035 Notes following the purchase of the 2025 Notes, or such lesser amount of such 2035 Notes as are validly tendered and not properly withdrawn, at prices (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase (such purchase price, if any, the “2035 Notes Purchase Price” and, together with the 2025 Notes Purchase Price, the “Purchase Price”).  In each case, no tenders will be accepted outside the indicated ranges.  All 2025 Notes acquired pursuant to the Offer to Purchase will be acquired at the same purchase price, including those 2025 Notes tendered at a price lower than the 2025 Notes Purchase Price.  All 2035 Notes acquired pursuant to the Offer to Purchase (if any) will be acquired at the same purchase price, including those 2035 Notes tendered at a price lower than the 2035 Notes Purchase Price. Only Notes validly tendered at prices at or below the applicable Purchase Price selected by the Company, and not properly withdrawn, will be purchased. However, due to the proration provisions described in the Offer to Purchase, the Company may not purchase all of the Notes tendered at or below the applicable Purchase Price if more than the aggregate principal amount of Notes that it seeks to purchase are tendered at or below the applicable Purchase Price. Notes not purchased in the Offers will be returned to the tendering Holders at the Company’s expense promptly after the expiration of the Offers.

The Company reserves the right, in its sole discretion, to terminate the Offers upon the occurrence of certain conditions more specifically described under the heading “The Offers — Conditions to the Offers” in the Offer to Purchase, or to amend the Offers in any respect, subject to applicable law.

The 2025 Notes will be accepted before the 2035 Notes, and it is possible that no 2035 Notes will be purchased. If the aggregate principal amount of 2025 Notes validly tendered at or below the 2025 Notes Purchase Price and not properly withdrawn on or prior to the Expiration Date exceeds the Tender Cap, then the Company will accept for payment such 2025 Notes that are validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2025 Notes validly tendered and not properly withdrawn at or below the 2025 Notes Purchase Price and will not accept any 2035 Notes. If the aggregate principal amount of 2035 Notes validly tendered at or below the 2035 Notes Purchase Price, if any, and not properly withdrawn on or prior to the Expiration Date exceeds the amount of the Tender Cap remaining (if any) for application to such 2035 Notes after the purchase of the 2025 Notes validly tendered and accepted for purchase, then the Company will accept for payment such 2035 Notes that are validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price, in the aggregate, on a pro rata basis from among such 2035 Notes validly tendered and not properly withdrawn at or below the 2035 Notes Purchase Price. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.  See “The Offers — Principal Terms of the Offers — Proration” in the Offer to Purchase.

The up to $160.0 million aggregate principal amount of the 2025 Notes that the Company is offering to purchase represents approximately 69.4% of the total aggregate outstanding principal amount of the 2025 Notes.  The aggregate principal amount of 2035 Notes the Company is offering to purchase depends on the aggregate principal amount of 2025 Notes purchased pursuant to the Offer to Purchase.  If the Company purchases $160.0 million aggregate principal amount of the 2025 Notes, it will not purchase any 2035 Notes.  If the Company purchases $80.0 million aggregate principal amount of the 2025 Notes, the Minimum Tender Condition, it will purchase up to $80.0 million aggregate principal amount of the 2035 Notes, which represents approximately 51.3% of the total aggregate outstanding principal amount of the 2035 Notes.

We are the owner of record of Notes held for your account. As such, we are the only ones who can tender your Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Offers by completing and signing the Instructions form enclosed herein.

Please note the following:

1.           The Offers are for only a limited amount of Notes that are outstanding, as specified in the Offer to Purchase.

2.           You should read carefully the Offer to Purchase, the Letter of Transmittal and other materials provided before instructing us to tender your Notes, specifying any tender price(s) in respect thereof, and the order of tender in the case of proration, if desired.

3.           If you desire to tender any Notes pursuant to the Offers and receive the applicable Purchase Price for such Notes, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.

4.           The Company’s obligation to pay the applicable Purchase Price for tendered Notes is subject to satisfaction of certain conditions set forth in the Offer to Purchase, under the caption “The Offers — Conditions to the Offers.”

5.           Please be sure to specify the tender price, if any, of any Notes being tendered. Alternatively, if you wish to maximize the chance that the Company will purchase your Notes, you should refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the applicable Purchase Price selected by the Company in the Offers. You should understand that not specifying a price at which your Notes are being tendered may have the effect of lowering the applicable Purchase Price paid for Notes in the Offers and could result in your 2025 Notes being purchased at the minimum price of $460 per $1,000 principal amount of such Notes and your 2035 Notes being purchased at the minimum price of $310 per $1,000 principal amount of such Notes.

If you wish to tender any or all of your Notes and to specify price(s) (or, alternatively, to refrain from specifying a price at which you are tendering your Notes, in which case, you will accept the price determined by the Company in the Offers) pursuant to the Offers, please so instruct us by completing, executing, detaching and returning to us the attached Instructions form. The accompanying Letter of Transmittal is for your information only.  You may not use it to tender Notes we hold for your account.

The Offers are being made solely under the Offer to Purchase and the related Letter of Transmittal and are being made to all Holders of record of the Company’s Notes. The Offers are not being made to, nor will tenders be accepted from or on behalf of, Holders of Notes residing in any jurisdiction in which the making of the Offers or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Offers by CompuCredit Holdings Corporation with respect to the Notes.

This will instruct you to tender the principal amount of the Notes indicated below at the price(s) (if any) specified below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Series of Notes	Principal Amount of Notes Tendered*	Tender Price per $1,000 Principal Amount in Increments of $0.50**
3.625% Convertible Senior Notes due 2025

5.875% Convertible Senior Notes due 2035

Indicate in this box the order in which Notes are to be purchased in the event of proration. If you do not designate an order, in the event less than all Notes tendered are purchased due to proration, Notes will be selected for purchase by the Depositary. Attach additional signed list if necessary.

1st____________________________ 2nd____________________________

3rd____________________________4th____________________________

*             Unless otherwise indicated, it will be assumed that the entire aggregate principal amount represented by the Notes specified above is being tendered.

**           Each tender price must be in multiples of $0.50 per $l,000 principal amount, and with regard to the 2025 Notes, not greater than $500 nor less than $460 per $1,000 principal amount of such 2025 Notes, and with regard  to the 2035 Notes, not greater than $350 nor less than $310 per $1,000 principal amount of such 2035 Notes, in each case in accordance with the terms of the Offers. In each case, no tenders will be accepted outside the indicated ranges. Alternatively, if the Holder wishes to maximize the chance that the Company will purchase such Holder’s Notes, the Holder should refrain from specifying a price at which the Holder is tendering, in which case, the Holder will accept the applicable Purchase Price selected by the Company in the Offers. Each Holder of Notes should understand that not specifying a price at which the Notes are being tendered may have the effect of lowering the applicable Purchase Price paid for Notes in the Offers and could result in such Holder’s Notes being purchased at the minimum price of $460 per $1,000 principal amount with respect to the 2025 Notes, and the minimum price of $310 per $1,000 principal amount with respect to the 2035 Notes.

The method of delivery of this document is at the election and risk of the tendering Holder of Notes. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has approved the Offers. However, neither the Company, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to Holders as to whether they should tender or refrain from tendering their Notes or as to the purchase price or purchase prices at which any Holder may choose to tender its Notes. Neither the Company, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Holders should carefully evaluate all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions about whether to tender their Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices, if any, at which to tender.

                            PLEASE COMPLETE AND SIGN HERE

Signature(s): __________________________________________________________________________________________________________________

Name(s) (Please Print): ___________________________________________________________________________________________________________

Street Address: ________________________________________________________________________________________________________________

City, State, Zip Code: ____________________________________________________________________________________________________________

Area Code and Telephone No: _____________________________________________________________________________________________________

Tax Identification or Social Security No.: ______________________________________________________________________________________________

My Account Number with You: ____________________________________________________________________________________________________

Date: ________________________________________________________________________________________________________________________